Exhibit 10.20

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [*****] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Ref. SU C18/1796

COLLABORATION AGREEMENT

BETWEEN

Sorbonne Université of public, scientific, cultural and professional institutions having its registered office at 4, Place Jussieu 75252 Paris Cedex 05

Represented by Professor Jean CHAMBAZ, Chairman,

Hereinafter referred to as “Sorbonne Université”;

Sorbonne Université representing for the purposes hereof:

• The CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE (CNRS, French National Centre for Scientific Research), a public, scientific and technological establishment, having its registered office at 3-5 rue Michel Ange, 75794 PARIS CEDEX 16

Hereinafter referred to as “CNRS”;

by virtue of a mandate of the CNRS to negotiate and sign this Agreement in the name and on behalf of the CNRS.

Sorbonne Université and CNRS are hereinafter referred to collectively as the “ESTABLISHMENTS”.

The ESTABLISHMENTS acting both in their own name and in the name and on behalf of the Biological Adaptation and Ageing Unit (UMR 8256), a Sorbonne Université/CNRS joint research unit, led by Professor Bertrand FRIGUET, hereinafter referred to as the “Laboratory”,

ON THE ONE HAND,

AND

BIOPHYTIS, whose registered office is located at 14 avenue de l’Opéra, 75001 Paris, duly represented by its Chairman, Mr Stanislas VEILLET,

Hereinafter referred to as “BIOPHYTIS”,

ON THE OTHER HAND,

The ESTABLISHMENTS and BIOPHYTIS are hereinafter referred to individually as the “Party” and collectively as the “Parties.”

[signed initials]

WHEREAS:

SORBONNE UNIVERSITÉ, through the LABORATORY, has recognised scientific expertise in the field of ageing and age-related diseases, including Professor Onnik AGBULUT’s team with scientific expertise in the field of heart failure and muscle weakness related to genetic diseases. The core objective of the team is to study molecular and physiopathological mechanisms involved in the development of these diseases in order to develop innovative therapeutic strategies.

BIOPHYTIS specialises in the development of health products, particularly drug candidates. Biophytis has know-how to validate the physiological effects of its products in cell, tissue and animal models. Biophytis has shown significant effects of BIO101 and BIO103 proprietary compounds in particular on the differentiation of myoblasts in myotubes from healthy people and patients with Duchenne muscular dystrophy (DMD). In addition, in animal models of DMD, exposure to these compounds prevents the degradation of skeletal muscle tissue and improves muscle function.

Following discussions between BIOPHYTIS and the LABORATORY, under a confidentiality agreement referenced C16/0926, the Parties wish to develop a collaborative project in order to characterise possible effects of BIO101 and BIO103, developed by BIOPHYTIS, on heart failure associated with DMD.

Professor Onnik AGBULUT, professor-researcher at the LABORATORY (hereinafter the “Scientific Manager”), will lead the work of the LABORATORY within the framework of the research project entitled “Characterisation of the morphological, molecular and functional effects of BIO101 and BIO103 on neonatal cardiomyocytes of the mouse model of Duchenne myopathy” as defined in Appendix 1 (hereinafter the “Research”).

Now, therefore, the following has been agreed:

ARTICLE 1 - PURPOSE

The purpose of this Agreement (hereinafter the “Agreement”) is to specify the conditions for carrying out the collaboration between the ESTABLISHMENTS and BIOPHYTIS whose research project is defined in Appendix 1 hereto.

ARTICLE 2 — ORGANISATION OF RESEARCH

The research work covered by this Agreement will be carried out at the Laboratory, under the scientific responsibility of the Scientific Manager, Mr Onnik AGBULUT.

BIOPHYTIS’ scientific correspondents are Mr Pierre DILDA and Mrs Mathilde LATIL (hereinafter the “Scientific Correspondent”).

The Parties shall organise, at the prior request of one of them, follow-up meetings of the Research. The Scientific Manager shall communicate monthly or as often as necessary on the progress and results of the Research to BIOPHYTIS. The Scientific Manager shall send BIOPHYTIS a mid-term report which will summarise all the results of the Research obtained (hereinafter the “Results”) during the first six months of this Agreement. At the end of this Agreement, the Scientific Manager shall send BIOPHYTIS a report summarising all the results of the Research obtained. The Parties shall then decide on the continuation of the Research. In this case, the Parties shall agree by mutual agreement in an amendment to this Agreement on the conditions relating in particular to the new

[signed initials]

scientific project, the financial conditions and the duration for its implementation.

ARTICLE 3 - FUNDING

BIOHYTIS will provide the Laboratory with the drug candidates to test and provide its financial support to carry out the Research by paying Sorbonne Université the sum of [****] [****] euro excluding tax, plus statutory VAT rate valid on date of invoice, according to the following schedule:

•                      [****] euro excl. tax on signature

•                      [****] euro excl. tax at the production of the interim report after 6 months of study

•                      [****] euro excl. tax upon production of the final report at the end of the study.

Upon presentation of invoices issued by Sorbonne Université, payments will be made by bank transfer or by bank or postal cheque to the attention of the Accounting Office of Sorbonne Université.

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Payments will be made sixty (45) days end of month, from the date of receipt of the invoice.

The use of the sums received by the Establishments is not subject to any condition of delay or provision of supporting documents.

ARTICLE 4 - CONFIDENTIALITY AND PUBLICATION

4.1          Confidentiality

The Parties undertake to keep and ensure confidentiality of information of any kind, including documents, hardware, software, (hereinafter the “Information”) that each Party may have collected from the other Party under this Agreement and during contacts with the services of the ESTABLISHMENTS as well as all documents and information relating to the Research and the Results.

However, the following will not be treated as confidential: any Information for which the receiving Party can prove that such Information:

•                      is disclosed by mutual agreement between the Parties, or that the disclosure has been made by the owning Party, or

•                      is available to the public on the date of disclosure or would be made public by a third party authorised to disclose it; or

[signed initials]

•                      is already known to the receiving Party on the date of entry into force of this Agreement as received from a third party entitled to dispose of it; or

•                      would have been disclosed because imposed by the application of a mandatory legal or regulatory provision or by the application of a final court decision or an arbitral award; or

•                      would have been developed by the Party which received the information independently of the Information provided by the other Party.

The confidentiality obligations shall remain in force for the term of this Agreement and five (5) years after its expiry or termination.

4.2          Publications

Notwithstanding the confidentiality obligations defined in this Article, the Parties may by mutual agreement decide to publish the Results, in accordance with the following provisions.

To this end, the Parties shall submit, within a reasonable period of time, any draft communication relating to the Research so that the other Party can give its prior consent.

The other PARTY shall make its decision known within a maximum period of thirty (30) calendar days from the date of notification of the request, which may consist of:

•    accepting the draft communication without reservation; or

•    requesting that the Information belonging to them be removed from the draft communication, without this withdrawal affecting the scientific value of the publication; OR

•    requesting modifications, or deletion in particular if certain information contained in the draft communication is likely to prejudice the industrial and/or commercial exploitation of the Information, and/or Results, without such modifications or deletions affecting the scientific value of the publication; or

•    requesting that the communication be delayed if real and serious causes appear to them to require it, in the individual and/or collective interest of the Parties, in particular if information contained in the draft publication or communication must be protected under industrial property. Said deadline shall be defined in the best interest of the Parties concerned and it is hereby agreed between the Parties that none of the Parties may refuse a publication or communication beyond a period of ninety (90) calendar days following the first submission of the project concerned.

In the absence of a written response from a PARTY at the end of the thirty (30) calendar day period, its agreement shall be deemed to have been granted.

However, this confidentiality obligation may not be opposed to the production by the Scientific Manager and its collaborators of the activity report they must provide to the member body/bodies to the extent that it does not constitute a disclosure within the meaning of industrial property laws.

ARTICLE 5 - OWNERSHIP AND USE OF RESULTS

5.1 Ownership of prior knowledge

Each Party shall remain the owner of its prior knowledge; prior knowledge being understood as all scientific and technical knowledge, secret know-how, biological materials, rights and intellectual property rights (patents, trademarks, software, database, etc.) in the possession of each of the Parties on the effective date of this Agreement or developed independently of the performance of the Research and to which it holds rights of use.

[signed initials]

5.2          Ownership of Results

The Parties are automatically co-owners in equal shares of the Results.

The Parties are free to use the Results for research purposes (excluding any commercial use), either alone or in collaboration with third parties, subject, in the event of collaboration with third parties, to informing the other PARTY beforehand and complying with the confidentiality obligations.

The Parties shall consult to decide whether all or part of the Results must be the subject of the filing of a patent application or any other means of protection.

5.2.1 In the event that the Results would allow the filing of a patent application or any other intellectual property title, the Parties agree to file the said patent application or title in the joint names of the ESTABLISHMENTS and BIOPHYTIS and to establish co-ownership regulations and an operating licence prior to any use of the patent.

The Parties already agree on the following management rules:

a)   BIOPHYTIS will be the body managing patent applications and intellectual property titles, both in France and abroad, and will therefore be in charge of the preparation of intellectual property files, in particular the drafting of the texts of patent applications, their filing with the patent offices, the monitoring of procedures for obtaining, issuing, maintaining in force and defending before the patent offices and in the event of infringement actions. SORBONNE UNIVERSITÉ, on behalf of the ESTABLISHMENTS, undertakes to assist BIOPHYTIS as best as possible in these various tasks.

b)   All management, filing, extension, defence costs and in general all costs relating to the maintenance of intellectual property shall be borne by BIOPHYTIS on behalf of the Parties.

c)   Any decision on patent applications and intellectual property titles, both in France and abroad, will require the prior written agreement of the Parties, and more specifically for the ESTABLISHMENTS that of Sorbonne Université (Sorbonne Université, DR&I, 4 place Jussieu, 75252 Paris cedex 05) on their joint behalf, before filing with an intellectual property office. In addition, BIOPHYTIS undertakes to ask the industrial property firm that it has appointed to provide Sorbonne Université with a copy of the correspondence and invoices relating to said title, with Sorbonne Université having the obligation, on behalf of the ESTABLISHMENTS, to provide any comments within a time limit compatible with the processing of the procedure.

d)   The Parties undertake that the list of (co-) inventors and/or (co-)authors shall be drawn up jointly and that their names are mentioned in the applications for patents or titles, in accordance with the legal provisions in force, with each of the Parties personally responsible for remunerating its own inventors in accordance with their applicable rules and legislation;

e)   Subject to the reservations and conditions set forth herein, the Parties undertake to provide all signatures and documents necessary for patent proceedings or any other intellectual property title and that their respective researchers, cited as (co-) inventors or (co-)authors, give all signatures and carry out any formalities necessary for the filing, maintenance and defence of said titles and patents;

f)   If one of the Parties does not wish to maintain in force a title, or continue an extension procedure abroad (including international PCT applications), national/regional phases, examination, acquisition, issuance of a patent application or corresponding patent in one or more countries, it shall inform the other Party thereof by registered letter with A/R as soon as possible before the next expiry of Industrial Property and before instruction to the firm, that is, upon receipt of a new act to be performed for the issuance of the patent in question or three (3) months before the expiry of an

[signed initials]

annuity, so that the other Party may, if it so wishes, continue in its sole name, at its sole discretion and expense, the above-mentioned proceedings in that country. In the event that one of the Parties wishes to continue said proceedings alone, the said Party shall acquire, automatically and free of charge, the full and full ownership of said patents and patent applications.

In this case, the waiving Party undertakes to provide all signatures and documents necessary for said transfer free of charge of its share of ownership of said securities and that the persons, cited as inventors or authors, give all signatures and carry out all formalities necessary for the filing, maintenance and defence of said patents and titles by the other Party.

In this case, the waiving Party shall no longer benefit from any right to the applications for patents, corresponding patents and the associated know-how, and the other Party may then grant to a third party, whatever the scope envisaged, a licence to exploit the patent and the associated know-how.

5.2.2       In the event that a Party is not interested in filing a patent application on certain patentable Results or other intellectual property title, it shall, as soon as possible, that is, upon receipt of a new act to be performed for the purpose of obtaining the patent or intellectual property title in question, notify the other Party by registered letter with A/R to decide whether it intends to protect the said results in its sole name, at its sole discretion and at its expense. The waiving Party will no longer benefit from any right to the results concerned and the associated know-how and the other Party may grant a licence to exploit these results and know-how associated with a third party, regardless of the scope of application envisaged.

In this case, the waiving Party undertakes to provide all signatures and documents necessary for said transfer free of charge of its share of ownership of the results and that its personnel, cited as inventors or authors, give all signatures and carry out all formalities necessary for the filing, maintenance and defence of said patents and titles by the other Party.

5.2.3       Each Party shall refrain from assigning its share of ownership of the Results, patented or not, to a third party without having obtained the prior written consent of the other Party and, prior to any total or partial transfer of a share of ownership, the transferor must notify the other co-owner, by registered letter with acknowledgement of receipt, of its intention to sell the said share, as well as the financial conditions of this transfer. The other co-owner shall benefit from a pre-emptive right against the third party, under equal conditions. The validity period for the exercise of this right shall be two (2) months from the notification of the proposed transfer, with the requested Party being able to notify before the end of its intention not to exercise this right. Without exercising its pre-emptive right by the other co-owner at the end of this period, the transferor shall automatically benefit from a transfer authorisation to the prospective third party and under the conditions set out.

However, BIOPHYTIS shall not benefit from any right of pre-emption over the share of ownership of one of the ESTABLISHMENTS if another ESTABLISHMENT and/or one of the inventors of the Laboratory over the patent transferred from the Results declares itself as transferee.

The transferring Party shall ensure that the transferee undertakes to take over all of its obligations under this Agreement.

5.3 Exploitation

Prior to any use of the Results, the Parties shall put in place a separate agreement to organise their exploitation. SORBONNE UNIVERSITÉ hereby appoints SATT Lutech for negotiations relating to the exploitation of the Results in its name and on its behalf.

[signed initials]

However, it has already been agreed that BIOPHYTIS has a right of option (hereinafter “the Option”) for a worldwide exclusive license in the field, defined as the treatment of myopathy and heart attacks (hereinafter the “Domain”), with the right to sublicense.

This Option must be exercised by written notice sent to Sorbonne Université or to its representative, on behalf of the ESTABLISHMENTS, at any time by BIOPHYTIS and no later than six (6) months after the end of the Research and by the presentation of a development plan submitted to Sorbonne Université or its agent indicating the Valuation scheme envisaged by BIOPHYTIS (hereinafter the “Development Plan”).

The Option shall be exercised by BIOPHYTIS sending to Sorbonne Université or its representative a registered letter with acknowledgement of receipt specifying the Results for which BIOPHYTIS intends to exercise the Option. Receipt of this letter shall open a negotiation period of six (6) months during which the Parties (or their representative) undertake to negotiate a licence agreement diligently and in good faith.

BIOPHYTIS shall make its best efforts to ensure that the Results from the Research and for which BIOPHYTIS has exercised the Option are exploited. In the event that BIOPHYTIS waives the use of said Results or does not undertake any development work with a view to their exploitation within eighteen (18) months following the date of signature of the operating agreement, BIOPHYTIS undertakes:

•              either to transfer its share of ownership of the Results resulting from the Patented Research to the ESTABLISHMENTS, free of charge,

•              or, at the request of the ESTABLISHMENTS, to grant to the ESTABLISHMENTS without initial payment, or to a third party presented by Sorbonne Université, an exclusive and worldwide licence to exploit the Results resulting from the Research in the Domain with the right to sub-license to any third party of its choice;

In the event of a negative notification by BIOPHYTIS or lack of response within the time limit set out above, it is hereby agreed that the ESTABLISHMENTS may freely negotiate and grant a licence, particularly exclusive and worldwide, to exploit to a third party in the Domain, for industrial or commercial purposes, the Results resulting from the Patented and Non-patented Research.

If the Results are likely to be the subject of industrial or commercial exploitation outside of the Estate, the ESTABLISHMENTS shall be free to use them and/or search for a third party to exploit the Results.

It is already agreed between the Parties that any direct and/or indirect use by a Party of the Results, patented or not, patentable or not, held in co-ownership, shall involve fair financial compensation for the benefit of the other Party, in accordance with the terms and conditions defined later in the aforementioned operating agreement and taking into account the investments of each of the Parties.

The Party shall use the Results, directly or indirectly, at its sole expense, risk and peril.

ARTICLE 6 - EFFECTIVE DATE AND TERM - TERMINATION

Notwithstanding its signature date, this Agreement is entered into for a period of 12 (twelve) months from 1st March 2019, and may be renewed by way of an amendment signed by the Parties.

[signed initials]

Notwithstanding the termination or expiry of this Agreement, the provisions of Articles 4, 5, 7 and 8 shall remain in force.

This Agreement may be terminated by one of the Parties in the event of non-performance by the other Party of one or more of its obligations under this Agreement, insofar as the defaulting Party has not remedied its breach within one (1) month of notification of its breach by registered letter with acknowledgement of receipt or has not provided proof of any impediment resulting from a force majeure event. The exercise of this right of termination does not exempt the defaulting Party from fulfilling the obligations entered into until the effective date of the termination, subject to any damage suffered by the complaining Party as a result of the early termination of this Agreement.

In the event of early termination by BIOPHYTIS, for any reason whatsoever, it is expressly agreed between the Parties that the sums already allocated by Sorbonne Université for the remuneration of personnel shall be actually paid to Sorbonne Université notwithstanding the early termination of this Agreement in order to enable Sorbonne Université to fulfil its obligations with regard to staff remunerated in the framework of the Research.

Article 7 - OTHER PROVISIONS

a) Non-transferability

Neither Party may assign this Agreement in whole or in part to a third party without the prior written consent of the other Party.

b) Waiver

In no event shall one of the Parties refrain from claiming the performance of an obligation to which the said Party may claim shall not be construed as a waiver on its part of the performance of said obligation, nor the performance of any other obligations it may have under this Agreement, regardless of the duration of its abstention.

c) Independent co-contractors

This Agreement shall under no circumstances be interpreted as creating an association relationship or a company, even in fact, between the Parties, each of which shall be considered as independent co-contractor.

d) Invalidity of a clause

If one or more provisions of this Agreement are held to be invalid or declared as such pursuant to a treaty, law or regulation, or following a final decision of a competent court, the other provisions shall remain in full force and effect. The Parties shall then promptly make the necessary modifications in accordance with, as far as possible, the agreement of intent existing at the time of signature of this Agreement.

e)         Force majeure

Each Party shall be excused from not fulfilling its obligations and may not be held liable or liable for damages to the other Party, if the non-performance is due to a case of force majeure within the meaning of the case law based on Article 1148 of the French Civil Code, or such that the disruption of its services resulting in particular from strike, resignation or any other event outside its control. The Party which is unable to perform its contractual obligations due to a case of force

[signed initials]

majeure must immediately inform the other Party thereof. If such impossibility or delay in performance due to a force majeure event continues beyond a period of three (3) months, the latter may automatically terminate this Agreement at any time by written notice to the other Party.

F) Communications - notifications

Any communication or notification to the attention of the Parties shall be made by confirmed fax or registered letter with acknowledgement of receipt to the addresses indicated on the first page of this Agreement.

Article 8 - APPLICABLE LAW, JURIDICTION

This Agreement is governed by French law.

In the event of difficulties regarding the interpretation or performance of this Agreement, the Parties shall endeavour to resolve their dispute amicably. In the event of a disagreement that persists beyond four (4) months, the first Party to take action shall refer the matter to the competent French courts.

Article 9 - Contractual documents

9.1.        This Agreement consists of the following contractual documents only:

a)            This Agreement,

b)            The Appendices duly listed below which form an integral part of this Agreement:

• Appendix 1 - Research Project

9.2.         In the event of a contradiction between provisions a) and b) contained in any of the above documents, the higher-ranking document shall prevail.

Done Made in Paris, on 1st February 2019

/s/ Jean Chambaz	/s/ Stanislas Veillet

Sorbonne Université Jean CHAMBAZ, President	BIOPHYTIS Stanislas VEILLET, Chairman
Sorbonne Université On behalf of the Minister and by delegation Bruno Bachimont Deputy Director of SAIC	BIOPHYTIS 14 Avenue de l’Opéra 75002 PARIS A French public limited company with a share capital of 2,692,682.60 euro PARIS TRADE AND COMPANIES REGISTER NO. 492 002 225
/s/ Bertrand Friguet	/s/ Onnik Agbulut
Seals Dr Bertrand FRIGUET Laboratory Director	Dr Onnik AGBULUT Scientific Manager On behalf of the LABORATORY
UMR 8526 - B2A - CNRS - SU Professor Bertrand Friguet Sorbonne Université Building A - 5th floor - Mail box 256 7 quai Saint Bernard, 75005 Paris

APPENDIX 1 - Research Project

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